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                                                                    EXHIBIT 99.2


                                                                    NEWS RELEASE

INFOWAVE ANNOUNCES PRICING FOR SPECIAL WARRANT FINANCING

Burnaby, British Columbia (October 30, 2001) - Infowave Software, Inc. (TSE:IW), a global provider of software that connects enterprise applications to wireless devices, announced today that it has fixed the pricing for its previously announced private placement offering of up to US$15,000,000 of special warrants. The subscription price per special warrant shall be the lower of: (a) Cdn.$0.69, which represents 85% of the weighted average trading price of Infowave's common shares for the five trading days ending October 29, 2001 and (b) 85% of the weighted average trading price of Infowave's common shares for the five trading days preceding the closing of the private placement. All other terms of the private placement, which were previously disclosed in a news release dated July 30, 2001, remain unchanged.

The private placement is subject to receipt of all required regulatory approvals.

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction.


ABOUT INFOWAVE
Infowave (TSE: IW) builds wireless business solutions that connect mobile workers to the critical information they need to be more productive and more competitive. Infowave's Wireless Business Engine provides fast, secure and reliable wireless access to web-based applications, the Internet, corporate intranets, Microsoft(R) Exchange, and Lotus(R) Domino(TM). Infowave works across the full spectrum of computing devices from laptop computers and PDAs to the newest generation of web-enabled mobile phones. Infowave's Wireless Business
Engine is earning customers today and has been selected by sophisticated technology leaders such as Compaq, Intel, Telus Mobility and AT&T Wireless. For more information, please visit www.infowave.com.


CONTACT INFORMATION

Investor Relations:
Jim Rausch
ir@infowave.com
604.473.3686

Corporate and Media Relations:
Heather Knox
hknox@infowave.com
425.806.3129